Exhibit 99.4

ITC^DELTACOM, INC.

13,604,455 Shares of Common Stock

Offered Pursuant to Rights Distributed to Record Stockholders of

ITC^DeltaCom, Inc.

December 20, 2007

To Our Clients:

Enclosed for your consideration are the Prospectus, dated December 19, 2007 (the “Prospectus”), and the “Instructions for Use of ITC^DeltaCom, Inc. Subscription Rights Certificates” relating to the offering (the “Rights Offering”) by ITC^DeltaCom, Inc. (the “Company”) of shares of its common stock, par value $0.01 per share (the “Common Stock”), pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of Common Stock at 5:00 p.m., Eastern Time, on December 17, 2007 (the “Record Date”). The Rights are described in the Company’s Prospectus. Also enclosed is a Beneficial Owner Election Form, which you should use to instruct us regarding the exercise of Rights in connection with the Rights Offering.

In the Rights Offering, the Company is offering an aggregate of 13,604,455 shares of its Common Stock (the “Underlying Shares”) pursuant to the Prospectus. The Rights will expire if not exercised by 5:00 p.m., Eastern Time, on January 23, 2008, unless extended in the sole discretion of the Company, consistent with its contractual obligations (such date as it may be extended, the “Expiration Date”). As described below, we must receive any instructions to exercise rights on your behalf prior to the Expiration Date.

As described in the accompanying Prospectus, you will receive 1.167 Rights for each share of Common Stock carried by us in your account as of the Record Date, subject to adjustments to eliminate fractional rights.

Each whole Right will allow you to subscribe for one share of Common Stock (the “Subscription Privilege”) at the cash price of $3.03 per share (the “Subscription Price”). Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering. Fractional Rights will be rounded to the nearest whole number, with such equitable adjustments as may be necessary to ensure that the Company offers no more than 13,604,455 shares of Common Stock in the Rights Offering. As an example, if you owned 1,000 shares of Common Stock as of the Record Date, you would receive 1,167 Rights pursuant to your Subscription Privilege, and you would have the right to purchase 1,167 shares of Common Stock in the Rights Offering pursuant to your Subscription Privilege.

The Rights are evidenced by Rights certificates (the “Subscription Rights Certificates”). Rights may not be sold, transferred, or assigned; provided, however, that Rights are transferable by operation of law (for example, a transfer of Rights to the estate of a recipient upon the recipient’s death).

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request that you complete the enclosed Beneficial Owner Election Form in order to instruct us as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form attached to this letter. Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Time, on the Expiration Date. Once you have exercised your Subscription Privilege, your exercise may not be revoked.

With respect to any instructions to exercise (or not to exercise) Rights, the enclosed Beneficial Owner Election Form must be completed and returned such that it will be actually received by us by 5:00 p.m., Eastern Time, on January 18, 2008, three business days prior to the scheduled Expiration Date of the Rights Offering of January 23, 2008 (which may be extended by the Company as noted above).

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO MELLON INVESTOR SERVICES, ACTING ON BEHALF OF MELLON BANK, N.A., THE INFORMATION AGENT, AT THE FOLLOWING TOLL-FREE TELEPHONE NUMBER: (800) 777-3674.

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